Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited

                                                    Nine months                     Quarter
                                                  ended April 30                 ended April 30,

                                                  1996         1995             1996         1995

Loss from continuing operations               $ (521,488)  $ (653,989)      $ (216,055)  $ (252,764)
Income (loss) of discontinued
  operation                                           --       99,468               --       (9,435)
Net gain on disposal of
  discontinued operation                              --    2,534,505               --    2,534,505

Net income (loss) applicable to
  common stock                                $ (521,488)  $1,979,984       $ (216,055)  $2,272,306


Common and common equivalent shares -
    primary:
  Weighted average common shares
    outstanding                                5,842,467    5,805,909        5,882,638    5,812,161
  Adjustments for assumed exercise of
    stock options                                 43,979*      63,739*          70,694*      17,015*
  Adjustments for assumed exercise of
    stock warrants                                12,521*      10,139*          34,003*          --*
  Weighted average number of common and
    common equivalent shares outstanding       5,898,967    5,879,787        5,987,335    5,829,176

Common and common equivalent shares -
    fully diluted:
  Weighted average common shares
    outstanding                                5,842,467    5,805,909        5,882,638    5,812,161
  Adjustments for assumed exercise of
    stock options                                 73,501*      73,251*          79,567*      17,015*
  Adjustments for assumed exercise of
    stock warrants                                38,597*      11,652*          38,597*          --*
  Weighted average number of common and
    common equivalent shares outstanding       5,954,565    5,890,812        6,000,802    5,829,176

Loss from continuing operations
    per share of common stock:
      Primary and fully diluted               $    (0.09)  $    (0.11)      $    (0.04)  $    (0.04)
Income of discontinued operation per
    share of common stock:
      Primary and fully diluted                       --          .02               --           --
Net gain on disposal of discontinued
    operation per share of common stock:
      Primary and fully diluted                       --         0.43               --         0.43
Net income (loss) per share of
  common stock:
    Primary and fully diluted                 $    (0.09)  $     0.34       $    (0.04)  $     0.39

* Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 because they produce an anti-dilutive result.